Exhibit 10.2

CDI CORP.

TIME-VESTED DEFERRED STOCK AGREEMENT

1. Grant of Time-Vested Deferred Stock. The Company hereby grants to [Insert Name] (the “Recipient”) [Insert Number] shares of Time-Vested Deferred Stock. This grant is subject to the terms, definitions and provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the terms of this Agreement and the Plan, the Plan will prevail. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan. Notwithstanding anything contained herein to the contrary, effective upon the approval by the Company’s shareholders of the CDI Corp. Amended and Restated 2004 Omnibus Stock Plan (the “Amended and Restated Plan”) at the Company’s 2012 annual meeting of shareholders, this Agreement shall thereafter be subject to the terms, definitions and provisions of the Amended and Restated Plan, as the same may be amended from time to time.

2. Definitions.

(a) “Board” means the Board of Directors of CDI Corp.

(b) “Cause” shall have the meaning set forth in the Plan.

(c) “CDI Stock” means CDI Corp. common stock, par value $.10 per share.

(d) “Change in Control” means any of the following:

(i) any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

(ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

(iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

(iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions

(e) “Committee” means the Compensation Committee of the Board.

(f) “Company”, as the context requires, means CDI Corp., CDI Corp. and its Subsidiaries, or the individual Subsidiary of CDI Corp. which employs or retains the Recipient.

(g) “Date of Grant” means             , 2012.

(h) “Disability” means a physical, mental or other impairment within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

(i) “Fair Market Value” means the closing price of actual sales of CDI Stock on the New York Stock Exchange (“NYSE”) on a given date or, if there are no such sales on such date, the closing price of CDI Stock on the NYSE on the last preceding date on which there was a sale. If CDI Stock is not then listed on the NYSE, Fair Market Value shall mean (i) the per share closing price on any other U.S. national securities exchanges on which CDI Stock is listed, (ii) if not so listed and CDI Stock is publically traded on an inter-dealer quotation system, the closing price on such system (or, if deemed appropriate by the Committee, the average of high and low prices) and (iii) if not so listed or traded, as determined by the Committee in compliance with Section 409A of the Code.

(j) “Good Reason” means following the occurrence of a Change in Control: (i) a reduction in the Recipient’s base salary or target bonus opportunity, (ii) a change in the Recipient’s primary office of more than 20 miles, (iii) a material reduction in the Recipient’s title, position, responsibilities or authority or (iv) a material breach by the Company of any employment or other service agreement between the Company and the Recipient; provided however, that the Recipient must provide the Company with written notice of the event alleged to constitute Good Reason within 90 days after the occurrence thereof and the Company shall have 30 days to cure such event.

(k) “Grant” means the grant of Time-Vested Deferred Stock pursuant to this Agreement.

(l) “Plan” means, subject to Section 1, the CDI Corp. 2004 Omnibus Stock Plan.

(m) “Retirement” means the Recipient’s voluntary termination of employment or other service relationship with the Company (other than in anticipation of a termination for Cause) on or after the date on which the Recipient attains age 55 and the sum of the Recipient’s age and years of service with the Company is greater than or equal to 62; provided that the Recipient’s voluntary termination of employment or other service relationship with the Company prior to the third anniversary of the commencement of such employment or other service relationship shall not constitute Retirement for purposes of this Agreement.

3. Vesting. Subject to the Recipient’s continuing employment or other service relationship with the Company, 1/3 of the shares of Time-Vested Deferred Stock subject to this Agreement will vest on each of the first three anniversaries of the Date of Grant. For all shares of Time-Vested Deferred Stock in which the Recipient becomes vested, a stock certificate representing an equal number of shares of CDI Stock will be delivered to the Recipient within 30 days after such shares vest, or if the Committee so determines, the shares of CDI Stock may be issued in book entry form. The number of shares of CDI Stock payable to the Recipient shall be decreased in accordance with Section 6 below regarding tax withholding. If the Recipient’s employment or other service relationship with the Company terminates for any reason prior to the vesting of any shares of the Time-Vested Deferred Stock, such unvested shares of Time-Vested Deferred Stock shall be forfeited as of the date of such termination with no consideration due the Recipient; provided, however, that (i) if the Recipient’s employment or other service relationship with the Company terminates as a result of Death, by the Company due to Disability or by the Recipient due to Retirement, all unvested shares of the Time-Vested Deferred Stock shall vest as of the date of such termination and (ii) if the Recipient’s employment or other service relationship is terminated without Cause by the Company or its successor or by the Recipient for Good Reason, in either case, within 24 months following a Change in Control, all unvested shares of the Time-Vested Deferred Stock shall vest as of the date of such termination.

4. Dividend Equivalents. The Recipient will be entitled to accrue dividend equivalents with respect to the unvested shares of Time-Vested Deferred Stock subject to this Agreement equal to the dividends that would have been paid with respect to such shares between the Date of Grant and the end of the vesting period. Such accrued dividend equivalents shall be paid in additional shares of CDI Stock at the time the applicable shares of Time-Vested Deferred Stock vest and shall be forfeited in the event that the applicable shares of Time-Vested Deferred Stock are forfeited.

5. Change in Control. Following a Change in Control, the unvested shares of the Time-Vested Deferred Stock shall remain outstanding and continue to vest in accordance with Section 3 hereof; provided, however that if this Agreement is not assumed by the surviving company in such Change in Control or an award of the acquiring company or one of its affiliates is not issued in substitution of the Time-Vested Deferred Stock, then the unvested shares of the Time-Vested Deferred Stock subject to this Agreement shall vest in full upon such Change in Control.

6. Tax Withholding. Unless the Company and the Recipient make other arrangements to satisfy the Recipient’s withholding taxes, the number of shares of CDI Stock to be delivered to the Recipient upon settlement of the Time-Vested Deferred Stock (including shares to be delivered in payment of accrued dividend equivalents) shall be reduced by an amount equal to the minimum taxes (including, without limitation, federal, state, local or foreign income or payroll taxes) required by law to be withheld in connection with the settlement of the Time-Vested Deferred Stock and/or dividend equivalents. The portion of any shares of CDI Stock withheld pursuant to the applicable tax laws shall be determined by using the Fair Market Value of CDI Stock on the date of settlement.

7. Nontransferablity of the Grant. The Time-Vested Deferred Stock may not be transferred, in whole or in part, except by will or the applicable laws of descent and distribution.

8. Stock Ownership Requirements. If the Recipient is subject to any stock ownership requirements imposed by the Company, those requirements may limit the Recipient’s ability to sell or otherwise transfer some or all of the shares of CDI Stock acquired by the Recipient upon the vesting of the Time-Vested Deferred Stock.

9. Awards Policy. This Grant is subject to the terms and conditions of the Policy on Cash Bonus Awards and Equity Awards Clawback for CDI Corp. and its Related Companies. This Grant is

also subject to clawback to the extent required by Section 10D(b)(2) of the Securities Exchange Act of 1934, as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.

10. Cancellation of Time-Vested Deferred Stock and Repayment of Gains. Notwithstanding any other provision of this Agreement, if the Committee determines that the Recipient has entered into or intends to enter into competition with the Company or any of its subsidiaries, the Committee may, in its discretion, at any time during the term of the non-competition covenant, if any, in the employment agreement, engagement agreement, “covenants and agreements” or similar document between the Recipient and the Company which is being violated by such competition: (a) cancel any then-unvested shares of Time-Vested Deferred Stock granted to the Recipient and/or (b) require the Recipient to transfer to the Company, for no consideration, all shares of CDI Stock acquired by the Recipient upon the vesting of any Time-Vested Deferred Stock during the one-year period prior to the termination of the Recipient’s employment or other service relationship with the Company, including any shares of CDI Stock received in respect of dividend equivalents during such period.

11. Compliance with Laws. All shares of CDI Stock issued hereunder to the Recipient or his personal representative shall be transferred in accordance with all applicable laws, regulations or listing requirements of any national securities exchange, and the Company may take all actions necessary or appropriate to comply with such requirements including, without limitation, restricting (by legend or otherwise) such CDI Stock as shall be necessary or appropriate, in the opinion of counsel for the Company, to comply with applicable federal and state securities laws, including Rule 16b-3 (or any similar rule) of the Securities and Exchange Commission, and postponing the issuance or delivery of any shares of CDI Stock. Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated to issue or deliver any shares of CDI Stock if such action violates any provision of any law or regulation of any governmental authority or any national securities exchange. The Company may also condition the delivery of certificates (or book entry issuance) for shares of CDI Stock upon the prior receipt from the Recipient of any undertakings that it determines are required to ensure that the issuance of such certificates (or book entry issuance) is in compliance with federal and state securities laws.

12. Rights Prior to Issuance of Certificates. Neither the Recipient nor any person to whom the Recipient’s rights shall have passed by transfer in compliance with Section 7 shall have any of the rights of a shareholder (including voting or dividend rights) with respect to any shares of Time-Vested Deferred Stock or any shares of CDI Stock issuable upon vesting of the Time-Vested Deferred Stock until the date of issuance to the Recipient of a certificate (or book entry issuance) for shares of CDI Stock.

13. Time-Vested Deferred Stock Does Not Affect Employment Relationship. This Grant shall not confer upon the Recipient any right to continue in the employ or service of the Company, nor interfere in any way with the right of the Company to terminate the employment or other service relationship of the Recipient at any time and for any reason.

14. Interpretation. The Committee shall have the sole power to interpret this Agreement and to resolve any disputes arising hereunder.

15. Acknowledgement. The Recipient acknowledges receipt of a copy of the Plan and certain information related thereto and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions of the Plan. The Recipient has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of independent counsel prior to executing this Agreement and fully understands all provisions relating to this Agreement. In addition, by entering into this Agreement and accepting this Grant, the Recipient acknowledges that: (a) the Grant is a one-time benefit and does not create any contractual or other right to receive future grants, awards or other benefits in lieu of grants; (b) the Recipient’s participation in the Plan is voluntary; (c) this Grant is not part of normal or expected compensation for any purpose, including without limitation for calculating any benefits, severance, termination, bonuses, retirement benefits or similar payments; and (d) the future value of CDI Stock is unknown and cannot be predicted, and the Recipient is not, and will not, rely on any representation by the Company or any of its personnel regarding the future value of CDI Stock (nor has any representation been made).

16. Execution of this Agreement. If the Recipient does not sign and return this Agreement within 30 days following the Date of Grant, the Company is not obligated to provide the Recipient with any benefit hereunder and may refuse to issue shares of CDI Stock to the Recipient in connection with this Grant. If the Recipient receives any cash, dividend equivalents or shares of CDI Stock in connection with this Grant but has not signed and returned this Agreement, he or she will be deemed to have accepted and agreed to the terms set forth herein.

17. Miscellaneous. This Agreement shall be governed by the laws of the state of Pennsylvania, without regard to its choice of laws provisions. This Agreement may be amended only by written agreement between the Company and the Recipient. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

*         *         *         *         *        *

CDI CORP.	RECIPIENT

By:	Signature:
Name:	Print Name:
Title:	Date: